Exhibit 11.1

CODE OF ETHICS

Edition February 28, 2024 – rev.04

SUMMARY

1.	INTRODUCTION	4
2.	RECIPIENTS OF THE CODE OF ETHICS	5
3.	GUIDELINES	6
3.1.	LEGALITY	6
3.2.	IMPARTIALITY AND ANTI-DISCRIMINATION	6
3.3.	PROFESSIONALISM AND RELIABILITY	7
3.4.	TRANSPARENCY AND COMPLETENESS OF INFORMATION	7
3.5.	PREVENTION OF MARKET ABUSE	7
3.6.	DILIGENCE AND ACCURACY IN THE PERFORMANCE OF TASKS AND CONTRACTS	8
3.7.	PREVENTION OF CORRUPTION	8
3.8.	AVOIDING CONFLICTS OF INTEREST	8
3.9.	SEGREGATION OF DUTIES	9
3.10.	CONFIDENTIALITY	9
3.11.	PROTECTION OF PRIVACY	10
3.12.	VALUING THE GROUP HUMAN RESOURCES	10
3.13.	HEALTH AND SAFETY	10
3.14.	WORK ENVIRONMENT	11
3.15.	SUSTAINABILITY AND ENVIRONMENTAL PROTECTION	11
3.16.	PREVENTION OF MONEY LAUNDERING	11
3.17.	PROTECTION OF COMPETITION	12
3.18.	PROTECTION OF INTELLECTUAL PROPERTY	12
4.	CONDUCT CRITERIA	13
SECTION I: RELATIONS WITH THIRD PARTIES		13
4.1.1.	EXTERNAL COMMUNICATION	13
4.1.2.	BUSINESS CONDUCT	13
4.1.3.	RELATIONS WITH CUSTOMERS	13
4.1.4.	RELATIONS WITH SUPPLIERS AND COLLABORATORS/CONSULTANTS	14
4.1.5.	RELATIONS WITH SUPERVISORY AUTHORITIES	14
4.1.6.	RELATIONS WITH BUSINESS ASSOCIATIONS	14

4.1.7.	CONTRIBUTIONS AND SPONSORSHIPS	15
4.1.8.	GIFTS, GRATUITIES, BENEFITS	15
SECTION II: RELATIONS WITH EMPLOYEES		16
4.2.1.	PERSONNEL SELECTION	16
4.2.2.	ESTABLISHMENT OF THE EMPLOYMENT RELATIONSHIP	16
4.2.3.	PERSONNEL MANAGEMENT	16
4.2.4.	HEALTH AND SAFETY	17
4.2.5.	INFORMATION MANAGEMENT	17
4.2.6.	PROTECTION OF COMPANY ASSETS	17
SECTION III: RELATIONS WITH GOVERNMENT AND PUBLIC INSTITUTIONS		18
4.3.1.	RELATIONS WITH THE GOVERNMENT AND PUBLIC INSTITUTIONS	18
4.3.2.	INSTITUTIONAL RELATIONS	19
4.3.3.	POLITICAL ACTIVITY	20
SECTION IV: RELATIONS WITH SHAREHOLDERS		20
SECTION V: INTRAGROUP RELATIONS		20
5.	FINAL PROVISIONS	22
5.1	REPORTING BREACHES OF THE CODE OF ETHICS	22
5.2	WAIVERS TO THE CODE OF ETHICS	22
5.3	APPROVAL OF THE CODE OF ETHICS AND AMENDMENTS	22
5.4	DISSEMINATION AND TRAINING	23
5.5	CONSEQUENCES OF CODE VIOLATION	23

1. INTRODUCTION

Stevanato Group S.p.A. (the "Parent Company") and its subsidiaries (together with the Parent Company, the "Stevanato Group" or the "Group") operate in the pharmaceutical and healthcare sector in a multitude of institutional, economic, political, social and cultural contexts that are constantly and rapidly evolving. In this complex multinational scenario, the Group believes it is important to clearly indicate the values and principles that it recognizes, accepts and shares and the framework of rights and duties that must define the ethical and social responsibility of each participant in the company organization.

In line with these values and principles, this code of ethics (the "Code of Ethics" or "Code") outlines the guidelines and criteria of conduct to be followed by all the recipients, as defined below, in order to ensure compliance with current legislation and prevent the commission of offences or inappropriate behavior, to operate effectively and transparently, and to ensure the protection of the legitimate interests of all its stakeholders.

Neither the Code nor any of the principles, practices, or procedures are intended to, and do not create any contractual or other legal obligations or to alter the nature of any contract with the Group. If this Code does not answer any of your questions or doubts, contact the Group Corporate Social Responsibility (CSR) & Compliance department, as better indicated in paragraph 5.1.

2. RECIPIENTS OF THE CODE OF ETHICS

The recipients of this Code of Ethics are all persons who, within each Group company, hold positions of responsibility or management or who exercise management and control, as well as all employees, those who cooperate and collaborate with these companies for any reason in the pursuit of their objectives and more generally service providers, business partners and anyone who has business relations with one of the companies of the Group (the "Recipients").

The Recipients are required to become familiar and comply with the principles and criteria of conduct contained in this Code of Ethics and to ensure that the Code is observed by those who operate within the scope of the functions for which they are responsible or who, for any reason, come into contact with one of the companies of the Group.

Under no circumstances shall the claim of acting in the interest of the Group, or of one of its companies, justify the adoption of behaviors in contrast with those set forth in this Code and, in general, with laws, regulations and rules applicable to the Group.

3. GUIDELINES

In carrying out their activities, Recipients are required to comply with the following guidelines (the "Guidelines"), which represent the founding pillars of the Group's business:

• legality;

• impartiality and anti-discrimination;

• professionalism and reliability;

• transparency and completeness of information;

• prevention of market abuse;

• diligence and accuracy in the performance of tasks and contracts;

• prevention of corruption;

• avoiding conflicts of interest;

• segregation of duties;

• confidentiality;

• protection of privacy;

• valuing the Group human resources;

• health and safety;

• work enviroment;

• sustainability and environmental protection;

• prevention of money laundering;

• protection of competition;

• protection of intellectual property.

3.1. LEGALITY

The Group is committed to complying fully with all applicable laws. All the conduct of the Recipients in the context of the activities carried out on behalf or in the interest of each company of the Group shall be marked by the strictest compliance with applicable laws.

For the Group, compliance with the law is a fundamental tool for the achievement of its objectives and therefore the companies of the Group will not initiate or continue any relationship with those who do not intend to align themselves with this principle.

3.2. IMPARTIALITY AND ANTI-DISCRIMINATION

The Group, in its decisions affecting relations with stakeholders (such as, for example, shareholders, staff, customers, suppliers, the surrounding community and the institutions representing it, etc.), repudiates any discrimination. The Group will not unlawfully discriminate against qualified applicants or employees with respect to any terms or conditions of employment based on race, color, national origin, ancestry, sex, sexual orientation, age, religion, physical or mental disability, medical condition, pregnancy, gender identity, marital status, citizenship status, military service status, or any other basis protected by applicable federal or state law.

3.3. PROFESSIONALISM AND RELIABILITY

Each company of the Group carries out its activity in compliance with the highest standards of ethical-professional behavior. All the activities carried out for the Group shall be performed with the highest professional commitment, moral rigor and managerial correctness.

The Recipients are required to carry out the activities for which they are responsible in compliance with the fundamental principles of diligence, professionalism, and reliability and to perform their duties with a commitment appropriate to the responsibilities entrusted to them, protecting the Group’s reputation.

3.4. TRANSPARENCY AND COMPLETENESS OF INFORMATION

Each company of the Group is committed to providing complete, transparent, comprehensible and accurate information in its relations with stakeholders, so that they can make autonomous decisions, and become aware of the interests involved, the alternatives and the relevant consequences.

In the management and execution of corporate activities, the Recipients shall render, also externally, transparent, truthful, complete, and accurate information, refraining from spreading false news or carrying out simulated operations.

Each company of the Group shall also ensure the utmost transparency and completeness of accounting information, drafted in a clear, complete, and exhaustive manner, and kept available for possible audits. The supporting documentation shall specify the criteria adopted in the valuation of the economic elements.

In compliance with the principle of transparency, the Recipients must ensure that every operation and transaction is correctly recorded, authorized, verifiable, legitimate, consistent, and congruous. The information contained in the accounts, both general and analytical, must comply with the principles of clarity, transparency, correctness, completeness, and accuracy.

In order for the accounting documents to meet the requirements of truthfulness, completeness, accuracy and transparency of the recorded data, for each accounting operation carried out, the Recipients must keep adequate and complete supporting documentation, so as to enable them to provide:

• an accurate and faithful accounting record;

• an immediate identification of the characteristics and motivations underlying the operation itself;

• an easy reconstruction of the operational and decision-making process, as well as the identification of levels of responsibility.

3.5. PREVENTION OF MARKET ABUSE

It is illegal for the Recipients of this Code, in possession of material non-public information relating to the Group, to:

a) buy, sell or carry out other transactions, directly or indirectly, on his own account or on behalf of third parties, in financial instruments using such information, or recommending or inducing others, on the basis of such information, to carry out such transactions;

b) disclose such information to others outside the normal exercise of their employment, profession, function or office.

For these reasons, material non-public information disclosed within the Group to those who, due to their function or corporate role, have an actual need to know it, shall not be disclosed to third parties, unless expressly authorized.

It is also forbidden for Recipients to engage in conduct relating to the dissemination of false information or the implementation of simulated operations or other devices that are likely to cause a significant alteration in the price of financial instruments.

3.6. DILIGENCE AND ACCURACY IN THE PERFORMANCE OF TASKS AND CONTRACTS

All contracts to which a company of the Group is a party shall be drawn up and implemented in compliance with applicable laws and regulations.

3.7. PREVENTION OF CORRUPTION

The Group is committed to the highest standard of honesty, integrity and fairness and will not tolerate any form of bribery or corruption. The Group’s policy is that relations with Public Institutions, customers, consultants and suppliers, as well as with any kind of interlocutor of the companies of the Group, are based on criteria and behaviors of fairness, cooperation, loyalty, honesty and mutual respect. The Group also expects these parties to share this principle and to act in compliance with it.

The Group will not tolerate any form of direct or indirect offer, receipt or promise of payment or other benefit towards the public administration, customers, commercial counterparties and third parties in general, which is not strictly permitted by applicable law or from a negotiated obligation or business relationship governed by a contract in compliance with applicable law.

3.8. AVOIDING CONFLICTS OF INTEREST

In the conduct of any activity, the Recipients shall operate in the exclusive interest of the Group, taking decisions with responsibility, transparency and according to objective assessment criteria, avoiding situations where they are, or may appear to be, in conflict of interest.

Conflicts of interest may arise when a Recipient, who is responsible for acting in the best interests of the Group, has another interest or loyalty that could influence or impair, or may appear to influence or impair, the individual’s ability to act in the Group’s best interests, or carries out activities that may interfere with his or her ability to take decisions in the exclusive interest of one of the companies of the Group, or personally takes advantage of business opportunities of the same.

By way of example and without limitation, the following situations may give rise to a conflict of interest:

▪ use of one's position or of the information acquired in one's work in such a way as to create a conflict between one's personal interests and the interests of the company;

▪ engage in activities with customers, suppliers, competitors or third parties in conflict with the interests of a Group company, except when expressly authorized by the companies of the Group;

▪ take personal advantage of information and business opportunities of which they become aware during the performance of their duties.

Any conflict of interest, or appearance of a conflict of interest, must be disclosed immediately to the Group CSR & Compliance department.

Recipient is required to abstain from participating, directly or indirectly, in any decision or resolution relating to the matter to which the conflict relates.

3.9. SEGREGATION OF DUTIES

The performance of each activity and each operation must be inspired and carried out in compliance with the authorization levels provided for by the system of powers and authority in force.

In order to guarantee an adequate segregation of duties and to manage the operations in each company of the Group, the authorization phase, the operational phase and the control phase must be entrusted to the responsibility of different persons to ensure the application of the stated principles of transparency, correctness and clarity in the performance of such operations.

Operations must be clearly and correctly documented, so as to make it possible to trace the decision-making process that led to their completion, with particular regard to the identification of the specific reasons that have supported the persons in charge of authorizing, carrying out and verifying the correctness of the operation itself.

3.10. CONFIDENTIALITY

Each company of the Group protects and safeguards the confidentiality of the information in its possession, which is essential for the Group's success. Confidential information must be held in strict confidence during as well as after termination of the employment or business relationship with the Group, and not used for purposes not connected with the exercise of the assigned activities.

The obligation of confidentiality extends not only to non-public information or materials, , but also to information relating to employees, customers, experts, suppliers and business partners.

The communication of confidential information to third parties must be made exclusively by authorized persons. In such communications, which are permitted for professional reasons, the recipient must be contractually required to keep the confidential information private.

3.11. PROTECTION OF PRIVACY

The privacy of employees, all stakeholders and third parties in general is protected by adopting standards specifying the information that Group companies require from the persons concerned and the relevant processing and storage methods, in accordance with the applicable law.

All Recipients are required to ensure the confidentiality of personal and sensitive data in their possession and for the processing of which they have been authorized, in compliance with the standards and security measures laid down by Group companies in order to prevent unlawful use or unauthorized access, processing or dissemination.

3.12. VALUING THE GROUP HUMAN RESOURCES

The Group believes that human resources represent its main capital and therefore adopts procedures and methods of selection, recruitment, training, and management based on respect for human values, rights, and responsibilities of workers, encouraging their development and professional growth.

For this reason, each company in the Group invests in staff training, in order to facilitate the performance of the tasks entrusted to them and to enhance the professional skills of each individual.

The Group guarantees, as an inalienable right, the protection of individual freedom and personality, rejecting any activity that may involve exploitation, including child labor, or the reduction of the person to a state of subjection.

In the selection and management of personnel, each company of the Group shall adopt criteria of equal opportunity, merit and enhancement of the skills, expertise and potential of individuals, ensuring that authority is exercised with respect and fairness.

3.13. HEALTH AND SAFETY

Each company of the Group is committed to providing all employees with a safe work environment, encouraging its organization to act in accordance with the best technical and scientific knowledge, according to the highest standards of compliance in terms of health and safety at work.

Each Group company is therefore committed to ensuring safe and healthy working environments, also through the dissemination of a culture of safety and risk awareness, promoting responsible behavior by all, along with training activities, in compliance with health and safety guidelines and accident prevention regulations in force.

To this effect, each Recipient is called upon to share this value and to contribute, whether in a laboratory, a production unit or an office, to maintaining the safety of the working environment in which they operate and to behave responsibly to protect their own health and safety and that of others.

3.14. WORK ENVIRONMENT

The Group strongly supports the right of all its employees to work in an environment that is free from all forms of discrimination and harassment and will not tolerate any harassment in internal and external working relations, including:

• the creation of an intimidating, hostile or isolating working environment towards individuals and/or groups of workers;

• unjustified interference with the work performance of others;

• hindering the individual work prospects of others for mere reasons of personal competitiveness.

The Group will not allow any form of sexual harassment. Sexual harassment includes, but is not limited to, unwelcome sexual advances, requests for sexual favors and any other verbal, visual, or physical conduct of a sexual nature that has the effect of unreasonably interfering with an employee’s work performance or which creates an intimidating, hostile or offensive work environment, especially where:

• Submission to or rejection of such conduct is used as the basis for decisions affecting an individual’s employment;

• Such conduct has the purpose or effect of creating an intimidating, hostile, or offensive working environment.

3.15. SUSTAINABILITY AND ENVIRONMENTAL PROTECTION

Group companies are committed to conduct their activities in a socially responsible manner to minimize the impact that their activities can have on the economic, environmental, and social conditions of the communities and resources in the territories in which they operate.

For this reason, the Group conducts its investments in a sustainable manner, respecting the communities with which they come in contact in their business, also through charitable and non-profit initiatives, supporting the disadvantaged sections of the population, health, education and culture.

The Group has adopted an environmental policy seeking the right balance between environmental impact and economic growth, enhancing its performance in terms of energy savings and sustainable development.

With this in mind, all Group companies are committed to pursuing continuous improvement in the environmental impact of their operations, thanks to energy saving programs, optimization of the consumption of natural resources, reduction of waste and emissions (through the use of the best available technologies), and recovery of materials, paying particular attention to the choice of service providers involved in the management of environmental issues. These objectives are pursued through the adoption of precautions to prevent environmental pollution and the development of employee awareness and responsibility, through appropriate information and training programs.

3.16. PREVENTION OF MONEY LAUNDERING

The values pursued by the companies of the Group concerning correctness, transparency and honesty ensure the utmost transparency in commercial transactions and relations with third parties, in full compliance with national and international regulations on combating money laundering.

All financial transactions, including those within the Group, are adequately supported by contractual relationships and are carried out through means of payment that guarantee traceability.

Each company of the Group repudiates any conduct aimed at using, replacing, transferring or concealing sums of money known or suspected to be of illegal origin, whether inside or outside the Group. The Recipients must be vigilant in identifying and selecting business customers, suppliers or third parties can justify their business, do not request unusual transaction or whose name is associated with money laundering.

3.17. PROTECTION OF COMPETITION

The Group believes in a healthy and fair competition and in a competitive market and is committed to fully comply with antitrust legislation. Any business practices that represent a violation of antitrust laws, such as discussing prices or other commercial conditions with competitors, sharing of markets, customers or territories, business opportunities and strategies or incoming orders, capacities, or production volumes, will not be tolerated and shall be subject to disciplinary actions, including termination of employment.

Moreover, Group companies shall not use improper means, such as industrial espionage, hiring personnel from competitors in order to obtain confidential information or encouraging competitors' personnel to disclose confidential information about their own company.

3.18. PROTECTION OF INTELLECTUAL PROPERTY

Stevanato Group believes in a strong, global, intellectual property system that encourages innovation. We believe that innovation is the key for continuous growth and consider our intellectual property as one of our most important assets.

In implementation of the principle of legality, the Group ensures compliance with applicable laws and regulations on the protection of intellectual property. Each Group company supports compliance with regulations on the protection of trademarks, patents and other distinctive signs and on copyright, prohibiting conducts aimed at counterfeiting, duplicating or reproducing, in any form and without right, the work of others.

4. CONDUCT CRITERIA

SECTION I: RELATIONS WITH THIRD PARTIES

4.1.1. EXTERNAL COMMUNICATION

The communication of the companies of the Group towards the outside is based on the respect of the right to information; in no case it is allowed to disclose false or tendentious news or comments.

All communication activities comply with the laws, rules and practices of professional behavior and are carried out with clarity, transparency and timeliness, safeguarding confidential information and trade secrets.

Institutional communications and relations with the media, including the mass media, are reserved exclusively for persons with authority to represent the Group company or delegated to do so. The Recipients are called upon, in compliance with the principles of confidentiality, integrity and loyalty, not to disclose confidential information and/or false information concerning the Group or any other information that may damage its reputation.

4.1.2. BUSINESS CONDUCT

In its business relations, the Group is inspired by the principles of loyalty, fairness, transparency, efficiency and openness to the market.

The Recipients, whose actions may be in some way referable to the Group itself, shall behave correctly in the affairs of interest of the companies of the Group for which they operate, regardless of the competitiveness of the market and the importance of the business being dealt with.

4.1.3. RELATIONS WITH CUSTOMERS

The success of the Group's business comes from offering quality products and services at competitive conditions, with a view to maximizing the satisfaction of its clients as well as the availability and timeliness of responses to their needs.

The Group recognizes that the satisfaction of those who request products or services is of primary importance for its success. Employees of Group companies are required to:

▪ comply with internal and Group procedures and instructions for the management of relations with customers;

▪ provide, with efficiency and courtesy, within the limits of the contractual provisions, high quality products that meet or exceed the customer's reasonable expectations and needs;

▪ provide accurate and comprehensive information about products and services so that customer can make informed decisions;

▪ adhere to the truth in advertising or commercial communications in general.

4.1.4. RELATIONS WITH SUPPLIERS AND COLLABORATORS/CONSULTANTS

The Group promotes the choice of suppliers and collaborators/consultants on the basis of objective and impartial criteria, mainly based on the evaluation of reliability, quality, technical preparation, efficiency and cost-effectiveness.

In contract relationships and, in general, in the supply of goods, services and/or consultancy by companies or professionals (such as consultants, representatives, intermediaries, agents, etc.), the employees of each company of the Group are required to:

▪ observe internal and Group procedures for the selection and management of relations with suppliers;

▪ objectively assess the quality and capacity of the supplier to guarantee goods, services and consultancy services of an adequate level;

▪ promote business relations only with companies that guarantee respect for the fundamental human rights of their employees, i.e. that:

‒ provide adequate remuneration that complies with applicable standards;

‒ comply with the maximum number of working hours established by applicable law;

‒ refrain from employing workers under the age of 15 or, in countries subject to the developing country exemption of ILO (International Labor Organization) Convention 138, refrain from employing workers under the age of 14.

▪ include in all contracts a clause providing for the commitment of the third party to comply with the provisions contained in this Code of Ethics.

4.1.5. RELATIONS WITH SUPERVISORY AUTHORITIES

The Group intends to facilitate the correct performance of the controls by Supervisory Authorities

The persons entrusted with the management of relations with Supervisory Authorities must maintain a conduct based on the utmost fairness and transparency.

In fact, only employees authorized to have relations with Supervisory Authorities are allowed to provide information on the activities and on the organizational, economic and financial situation of the companies of the Group, and it is absolutely forbidden to obstruct the regular performance of the Supervisory Authorities’ activity by concealing or destroying documentation.

The information provided must be true and communicated promptly and correctly, without any reticence.

4.1.6. RELATIONS WITH BUSINESS ASSOCIATIONS

The Group deems dialogue with trade or business associations to be of strategic importance for the correct development of its business; it therefore establishes a stable channel of communication with the associations representing its stakeholders in order to cooperate in the respect of mutual interests, present the Group's positions and prevent possible situations of conflict.

To this end, only persons with authority to represent the Group or delegated to do so are authorized to respond to comments made by the associations, to inform and involve, when possible, the most qualified and representative trade associations on issues affecting specific classes of stakeholders.

4.1.7. CONTRIBUTIONS AND SPONSORSHIPS

Each Group company may accept requests for contributions from duly qualified non-profit organizations and associations.

Sponsorship activities, which may relate to social, environmental, sports, entertainment, and art issues, are only intended for events that offer a guarantee of integrity or for which Group companies may collaborate in the planning, to guarantee quality and effectiveness.

In any case, when choosing the proposals to which to adhere, each company of the Group shall pay particular attention to any possible conflict of interest of a personal or corporate nature (e.g., family relations with the persons concerned or links with organizations that may, due to the tasks they perform, favor in some way the activity of the Group). The Group will refrain from supporting causes that promote violence, discrimination, or racism.

Contributing or sponsoring in any way to any activity related, even indirectly, to terrorism is prohibited.

4.1.8. GIFTS, GRATUITIES, BENEFITS

Any payment or offer, directly or indirectly, of money, gifts, services, and material benefits of any size or nature (travel, payment of personal expenses, proposals of employment or commercial advantages, etc.) to third parties, public officials, or private individuals, to influence or compensate them for an act of their office or to acquire favorable treatment in the conduct of any activity connected with the companies of the Group or with a view to obtaining material, commercial or personal advantages is prohibited.

The Group refrains from practices that are not permitted by law, by commercial practices or by the codes of ethics subscribed to by the companies or bodies with which it has relations.

To the extent permitted by local law and approved in accordance with the relevant Group procedures such as anti-bribery and anti-corruption policies and procedures, any acts of commercial courtesy, such as gifts, gratuity or forms of hospitality made to representatives of any government or public institution are permitted if of modest value, proportionate to the legitimate business purpose and such as not to compromise the integrity or reputation of one of the parties, and must not give any appearance that the Group is obtaining or seeking to obtain an unfair advantage.

This rule does not allow for any exceptions even in countries where it is customary to offer valuable gifts to business partners, and concerns both gifts promised or offered and those received.

No employee may use their position with the Company to solicit, receive or be promised benefits or favorable treatment not directly attributable to normal courteous relations. Any such benefits or favorable treatments shall be refused or returned and shall be reported to their superior.

SECTION II: RELATIONS WITH EMPLOYEES

Each company of the Group adopts a system of attribution of powers and distribution of responsibilities through the grant of authority, powers of attorney, as well as the assignment of defined tasks, to ensure a clear devolution of powers and functions to its resources.

4.2.1. PERSONNEL SELECTION

The Group is committed to employing the best qualified candidates while engaging in recruitment and selection practices that comply with all applicable employment laws. It is the policy of the Group to provide equal employment opportunity to all applicants and employees.

4.2.2. ESTABLISHMENT OF THE EMPLOYMENT RELATIONSHIP

Personnel are hired with a regular employment contract; no form of irregular work, non-compliant work or work that circumvents the provisions of the law in force is tolerated.

At the time of the establishment of the employment relationship, each employee shall receive accurate information regarding the characteristics of the function and duties to be performed, the regulatory and salary elements, and the suitability requirements in order to avoid possible health risks associated with the work activity.

4.2.3. PERSONNEL MANAGEMENT

In managing personnel, each Group company is required to comply with the provisions of the employment contract, the regulations on working hours and rest periods, as well as the provisions on remuneration. To this end, Group companies carry out periodic checks on the correct classification of all personnel in the light of the contract, legal provisions, and any career advancements.

The Group strongly believes in training its personnel, and dedicates resources, adequate tools, and time to achieving behavioral objectives with particular attention to health and safety in the workplace, protection of personal data processing, environmental protection and the principles underlying this Code of Ethics.

Training must be guaranteed during the recruitment phase and in any changes in work position.

Any Group company’s models that aims at improving the performance of employees by defining objectives shall be based on achievable, specific, measurable results.

4.2.4. HEALTH AND SAFETY

Each Group company is committed to spreading and consolidating a culture of safety in terms of prevention, developing risk awareness, and promoting responsible behavior by all its employees, who will be provided with adequate information and training to ensure full and timely compliance with internal and Group rules and procedures. To this end, an extensive internal structure that is attentive to the evolution of reference scenarios and the consequent changes in the production cycle and organizational structure, protects the safety of workers through:

• the introduction of an integrated risk and safety management system;

• a continuous analysis of the risk and criticality of the processes and resources to be protected;

• the reporting of accidents and near misses;

• the adoption of the best technologies;

• the control and updating of working methods;

• carrying out training and communication activities;

• the adoption of preventive measures, such as collective or individual protection devices;

• appropriate ergonomics of workstations and equipment, the mitigation of repetitive work and the reduction of work-related stress.

4.2.5. INFORMATION MANAGEMENT

Company employees must be familiar with and implement the provisions of the company's information security policies to ensure the integrity, confidentiality, and availability of information.

Company information and know-how must be treated with the utmost care and attention to ensure its integrity, confidentiality, and availability. The most significant data that each Group company acquires or creates, in the course of its business, shall be considered confidential information and shall be subject to adequate attention: this also includes information acquired from and concerning third parties (e.g., customers, professional contacts, professional partners, employees, etc.).

Personnel shall consult only those documents and files to which they are authorized to have access and shall use them in accordance with their official duties, allowing access to third parties only in the cases provided for by law or the Group’s policies, and to colleagues for reasons of service.

4.2.6. PROTECTION OF COMPANY ASSETS

The Group owns a wide variety of assets that are essential to the Group operations. It is the responsibility of each Recipient to protect the Group’s assets and any third party’s assets in the possession of the Group companies against loss, theft, damage, abuse and unauthorized use, access or disposal including being used illegally or used in any manner deemed inappropriate. Company property, and in particular business equipment, communication tools, telephones cellular phones, tablets, computers, laptops, faxes, copy machines, computer hardware, software, printers, and similar tools, as well as the Company's means of transport, are assigned to staff on the basis of their work activity. The Group personnel shall comply with the Group’s information security guidelines that apply to the proper use and handling of all the Group systems, including email and internet as well as other applicable information security guidelines. Therefore, their use shall be limited to exclusive professional needs.

The employees of the companies of the Group are required to work diligently to protect the company's assets, through responsible behavior and in line with the operating procedures established to regulate their use.

Each Group company reserves the right to prevent misuse of its assets and infrastructures through the use of accounting systems and the performance of controls aimed at analyzing and preventing risks., without prejudice to compliance with the provisions of applicable laws and regulations and protection of personal information.

As regards computer applications, these controls will be aimed at verifying and ensuring the functionality and security of the IT systems, as well as the correct use by users of IT resources, the Internet and e-mail.

Each employee is required to scrupulously comply with the security policies on the use of computer systems, e-mail and Internet browsing, in order not to compromise the functionality and protection of computer systems and the confidentiality of data.

The Group’s business equipment, including, but not limited to, telephones, copiers, e-mail account, fax machines, and computers, should never be used to harass, insult or demean others, to create an intimidating, hostile, or offensive working environment, or to view, store or transmit inappropriate material relating to sex, race, national origin, religion or religious creed, age, disability or handicap, medical condition, pregnancy, marital status, sexual orientation, status as a veteran, or other legally protected status. Any such use violates this policy, as well as the Group’s policy against harassment, and will be grounds for discipline up to and including immediate termination of employment.

SECTION III: RELATIONS WITH GOVERNMENT AND PUBLIC INSTITUTIONS

4.3.1. RELATIONS WITH THE GOVERNMENT AND PUBLIC INSTITUTIONS

Relations and dealings with central and local governments and public institutions are inspired by the strictest compliance with applicable laws and ethics rules as well as compliance with the Code and principles of transparency, honesty and fairness. The Group is committed to conducting any operations relating to tenders, contracts, requests for authorizations, licenses, concessions, management and use of funding, however denominated, of public origin in strict accordance with these principles.

In particular, the Recipients shall, as applicable to their specific area:

• ensure that relations with public officials are managed exclusively by authorized persons and that such relations take place in compliance with the laws, regulations, principles of loyalty and fairness, and this Code;

• perform their duties towards Public Institutions with the utmost diligence and professionalism so as to provide clear, accurate, complete and truthful information, avoiding and reporting situations of conflict of interest;

• ensure that the documentation to be sent to the Public Institutions is produced by the persons competent in the matter and identified in advance;

• ensure confidentiality in the transmission of information;

• use communication channels with the Public Institutions that allow the subsequent traceability/formalization of the information sent and/or received.

In dealing with any Public Institutions, the personnel of the Group shall not seek to unduly influence the decisions of such Public Institutions' representatives, and shall refrain from any conduct that may, or may be deemed to, affect the impartiality and autonomy of judgement of such representatives.

Payments or loans of Group or personal funds or transfers of anything of value to a government official or employee is prohibited, unless such action is permitted under applicable laws, government ethics rules, as applicable, and approved in accordance with the relevant procedures including antibribery and anti-corruption policies and procedures. Any form of offer, donation, payment, acceptance of any request of money or other benefits to/from public officials in order to promote or favor the interests of the Group improperly or in any case in violation of applicable laws is prohibited.

Any relationship with Public Institutions must be conducted in compliance with the law and regulations governing business activities. To the extent permitted by local law and approved in accordance with the relevant Group procedures such anti-bribery and anti-corruption policies and procedures, any gift or gratuity made to representatives of any government or public institution shall be modest and proportionate to the legitimate business purpose and must not give any appearance that the Group is obtaining or seeking to obtain an unfair advantage. Providing false and or misleading information to representatives of Public Institutions or intentionally withholding relevant information at any time, including during the course of an investigation is prohibited.

Access to public funds must take place in full compliance with the requirements, purposes, and methods for which they were requested and granted.

4.3.2. INSTITUTIONAL RELATIONS

The Group undertakes to maintain relations of open cooperation with State or international institutions and with the Supervisory Authorities, based on the utmost rigor and on criteria of correctness and transparency in respect of institutional roles, making available to them any information requested in the performance of investigative activities and complying with the provisions issued.

Each Group company undertakes to:

▪ establish stable channels of communication with institutional agencies at the international, country, and local level;

▪ represent the interests and positions of the Group in a transparent, rigorous and consistent manner.

In order to guarantee maximum clarity in relations, contacts with institutional interlocutors and with the Authorities take place exclusively through contacts mandated by one of the Group companies.

4.3.3. POLITICAL ACTIVITY

The Group may not provide cash or cash-equivalent assets or certain services, including payments, contributions or loans of money or property to any political party or committee or a candidate for, or a holder of a political office or trade union movements and organizations, or their representatives and candidates, unless in compliance with applicable law and approved in accordance with the relevant Group procedures including anti-bribery and anti-corruption policies and procedures.

SECTION IV: RELATIONS WITH SHAREHOLDERS

The companies of the Group are committed, towards the shareholders, to operate in a correct and transparent way in order to ensure the economic-financial objectives of the market, as well as the requirements of safety, quality and cost-effectiveness of their activities, recognizing equal treatment for all shareholders.

The Group therefore adopts a system of corporate governance, which complies with current legislation and best practices, which is essential not only for the management and control of the company, but also for maximizing the value distributed to shareholders.

Non-public information, either intentionally or inadvertently, shall not be disclosed selectively to favor specific persons or groups.

Communication with shareholders is timely, constant, and symmetrical towards all investors. In addition to required communications, each Group company provides maximum availability and permanent listening channels dedicated to shareholders and carries out targeted information campaigns, in accordance with best practices followed by public companies.

It is the Group’s policy that no director, officer, or member of the workforce should ever trade securities of Stevanato Group or other companies while in possession of relevant inside information. The Group’s workforce is strictly required to comply with all applicable laws prohibiting insider trading. It is a violation of Group’s policy, and may be a violation of law, to disclose inside information to others or to buy or sell securities, directly or indirectly, of Stevanato Group, its affiliates or its business partners while in possession of inside information. Inside Information is non-public information about a company that a reasonable investor would view as significantly altering the available information. Non-public information that could reasonably be expected to affect the price of securities is also considered Inside Information which could be used to alter the trading decisions of a reasonable investor.

Treatment of Inside Information will always be handled by all directors, officers and workforce members strictly in accordance with the applicable procedures. Any publication of such information will be made in accordance with applicable laws and regulations, and Group procedures.

SECTION V: INTRAGROUP RELATIONS

All intra-group relations are managed in full compliance with current regulations and in accordance with the principles set out in this Code of Ethics.

The relations between the companies of the Group and the information of each company intended for the management of the Group's commercial activities comply with the criteria of transparency, correctness, effectiveness, and traceability of the underlying economic relations and related financial flows.

Each Group company pays particular attention to transactions with related parties, including intra-group transactions, which must be carried out in accordance with the internal company procedure adopted by the Stevanato Group.

5. FINAL PROVISIONS

5.1 REPORTING BREACHES OF THE CODE OF ETHICS

The management of reports relating to violations of this code of Ethics is governed by the Whistleblowing Policy published on the website www.stevanatogroup.com.

In particular, reports may be made:

- In written form, with a voice messaging system through the protected IT platform Integrityline, available online on the website www.stevanatogroup.com/en/about/whistleblowing.

The reports will be managed according to the methods and timing set out in the aforementioned Policy.

As established in the Whistleblowing Policy, in the event of a report, Stevanato Group will not tolerate against Whistleblowers - who has reported in good faith corporate facts of alleged violation of this Policy - Facilitators, Related Persons, Reported Persons, or anyone who has cooperated in the investigation to establish the validity of the Report (including their respective Related Persons), any form of threat, retaliation or discrimination, either attempted or actual.

5.2 WAIVERS TO THE CODE OF ETHICS

Any exceptions to what is prescribed by this Code of Ethics, including partial exceptions and exceptions limited in time and nature, may only be communicated to the CSR & Compliance department and authorized for serious and justified reasons.

Waivers of this Code for directors or executive officers of the Group may be authorized by the Board of Directors of Parent Company or a committee of the Board of Directors of the Parent Company and will be disclosed as required by applicable laws and regulations.

Any waiver of this Code for any other employee may be authorized by the Board of Directors of the Group company in which the applicable employee works.

5.3 APPROVAL OF THE CODE OF ETHICS AND AMENDMENTS

This Code of Ethics is approved by the Board of Directors of the Parent Company and adopted by the Board of Directors of each company of the Stevanato Group.

Any amendments and/or updates to it will be approved and adopted in the same manner.

Each Group company is allowed to adopt its own code of ethics, provided that it does not conflict with the principles and values contained in this Code of Ethics.

5.4 DISSEMINATION AND TRAINING

Each company of the Group undertakes to disseminate the Code of Ethics, delivering a copy to its employees and bringing to the attention of all interested parties the correct interpretation of its contents and the provision of tools to facilitate its application, trusting that the Recipients will behave in accordance with the values and principles contained therein, bringing it to the attention also of customers, suppliers and any other third party establishing relationships or business relations with each company of the Group.

To this end, this Code of Ethics is published on the Stevanato Group website at https://www.stevanatogroup.com/en/code-of-ethics

5.5 CONSEQUENCES OF CODE VIOLATION

Each company of the Group undertakes to prepare and implement those organizational verification and monitoring measures aimed at ensuring compliance with the Code of Ethics in all actions, operations and negotiations carried out by the Recipients both in the performance of their work and in the activities carried out by third parties on behalf of the companies of the Group, providing for specific measures in case of violation of the same.

Violations of the Code of Ethics by personnel shall be considered a breach of the obligations of the employment relationship and/or a disciplinary offence, with all legal consequences including the application of disciplinary measures, up to and including termination of employment and damages and other measures.

Compliance with the provisions of this Code of Ethics, formalized in the Group’s contracts or in general terms and conditions through the inclusion of a specific clause, is an essential part of the obligations of third parties (suppliers, experts, business partners, etc.) who have business relations with the Group. Consequently, any violation of these principles by third parties offering goods or rendering services in favor of the Group may constitute a cause of breach of contract with all the legal consequences.

In any case, it is left to each company of the Group to define its own system of consequences in case of Code violation to be applied in case of violation of this Code of Ethics, in accordance with applicable law.